Exhibit 99.1

Adaptimmune Reports First Quarter Financial Results and Business Update

- Initial SPEARHEAD-1 data to be presented in an oral presentation at ASCO -

- First preclinical update from HLA-independent TCR (HiT) targeting mesothelin at ASGCT -

- Enrollment momentum in SURPASS and ADP-A2AFP clinical trials increased in Q1 -

- Astellas nominates second target as part of allogeneic co-development and co-commercialization agreement -

- Financial guidance confirmed: funded into early 2023 -

- Conference call to be held today at 9:00 a.m. EDT (2:00 p.m. BST) -

PHILADELPHIA, PA. and OXFORD, UK, May 6, 2021 – Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, today reported financial results for the first quarter ended March 31, 2021 and provided a business update.

“We will present initial data at ASCO from our SPEARHEAD-1 trial that will support BLA submission in 2022. We have seen good enrollment in the SURPASS and ADP-A2AFP trials and will present data later this year,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer. “We continue to deliver against our ambitions laid out in our 2-2-5-2 strategic plan to bring products forward for clinical development and launch. At ASGCT next week, we will present preclinical data from our first HiT product targeting mesothelin. Results indicate that this HiT works as well or better than similar cell therapy constructs targeting the same antigen in in vitro killing assays as well as an animal model.”

Upcoming confirmed data updates

●	Data from the Company’s HiT mesothelin program, being co-developed with Astellas, to be presented at the American Society of Gene & Cell Therapy (ASGCT), in a poster presentation that will be available on the conference’s website May 11 at 8:00 a.m. EDT
o	Important progress towards achievement of preclinical pipeline milestones laid out in the Company’s strategic five-year “2-2-5-2” product development plan presented at Investor Day in November 2020
o	Preclinical data validate that human T-cells expressing a TCR that targets mesothelin independent of peptide-HLA recognition, can kill human tumor cells
o	Presentation will include animal model data that demonstrate superiority of the Company’s HiT targeting mesothelin over a comparator T-cell therapy construct targeting the same antigen in an in vivo tumor xenograft study
o	This product was nominated by Astellas as the first candidate under the agreement to co-develop and co-commercialize iPSc (stem-cell) derived allogeneic CAR-T and TCR T-cell therapies

●	Oral presentation of initial data from the SPEARHEAD-1 trial with afamitresgene autoleucel (afami-cel, formerly ADP-A2M4) for people with synovial sarcoma and MRCLS at the American Society of Clinical Oncology (ASCO) on June 4th during the Sarcoma Session starting at 1:30 p.m. EDT (abstract # 11504)

o	At time of data cut-off for the abstract[1], 32 patients had received afami-cel. Twenty-five patients were evaluable for preliminary efficacy and 7 patients had insufficient follow-up
o	On May 19, 2021 at 5:00 p.m. EDT, abstracts will be released on ASCO's Meeting Library and the Company plans to issue a press release[2]
o	The Phase 2 SPEARHEAD-1 trial was initiated after promising results from the Phase 1 trial showed durable responses with afami-cel in synovial sarcoma with confirmed responses in 44% of patients, disease control rate of 94%, and median duration of response of 28 weeks presented at CTOS 2020
o	The Company will submit an abstract with a further update for consideration at CTOS 2021

Planned data updates 3

●	SURPASS Phase 1 trial with ADP-A2M4CD8 (next-generation product targeting MAGE-A4) at European Society for Medical Oncology (ESMO) in September
●	ADP-A2AFP Phase 1 trial for people with liver cancer at the International Liver Cancer Association (ILCA) in September
●	Radiation sub-study of the ADP-A2M4 Phase 1 trial at American Society for Radiation Oncology (ASTRO) in October
●	Afami-cel translational data update at Society for Immunotherapy of Cancer (SITC) in November

Other Corporate News

●	Astellas has nominated the second target as part of the co-development and co-commercialization agreement signed with Adaptimmune in January 2020

1 Data cut-off for the abstract was February 4, 2021.

2 “Once an abstract has been publicly released by ASCO and the embargo has lifted, authors and research sponsors may widely distribute a press release containing the full data, including any additional or updated data that will be presented at the meeting even if not included in the abstract itself.” (https://bit.ly/3dHgOcn)

3 All data updates subject to congress acceptance

Financial Results for the first quarter ended March 31, 2021

●	Cash / liquidity position: As of March 31, 2021, Adaptimmune had cash and cash equivalents of $32.4 million and Total Liquidity[4] of $317.9 million.
●	Revenue: Revenue for the first quarter ended March 31, 2021 was $0.4 million, compared to $0.8 million for the same period in 2020.
●	Research and development (R&D) expenses: R&D expenses for the first quarter ended March 31, 2021 were $24.5 million compared to $21.3 million for the same period in 2020. R&D expenses increased in the quarter ended March 31, 2021 due to an increase in the number of employees engaged in research and development, and increases in costs related to the development of a companion diagnostic assay and our Phase 2 clinical trial associated with ADP-A2M4CD8. These increases were offset by an increase in reimbursements receivable for research and development tax and expenditure credits.
●	General and administrative (G&A) expenses: G&A expenses for the first quarter ended March 31, 2021 were $13.8 million compared to $9.3 million for the same period in 2020 due to an increase in share-based compensation expense and an increase in employee related costs.
●	Net loss: Net loss attributable to holders of the Company’s ordinary shares for the first quarter ended March 31, 2021 was $37.8 million ($(0.04 per ordinary share), compared to $28.2 million ($(0.04) per ordinary share) for the same period in 2020.

Financial Guidance

The Company believes that its existing cash, cash equivalents and marketable securities will fund the Company’s current operations into early 2023, as further detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, to be filed with the Securities and Exchange Commission following this earnings release.

Conference Call Information

The Company will host a live teleconference and webcast to provide additional details at 9:00 a.m. EDT (2:00 p.m. BST) today, May 6, 2021. A live webcast of the conference call and replay can be accessed at https://bit.ly/2Ry9DdR. An archive will be available after the call at the same address. To participate in the live conference call, if preferred, please dial (833) 652-5917 (US or Canada) or +1 (430) 775-1624 (International). After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (9271335).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and

4 Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 25, 2021 and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity (a non-GAAP financial measure)

Total Liquidity (a non-GAAP financial measure) is the total of cash and cash equivalents and marketable securities (available-for-sale debt securities). Each of these components appears separately in the condensed consolidated balance sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the condensed consolidated financial statements, which reconciles to Total Liquidity as follows (in millions):

	March 31,	December 31,
	2021	2020
Cash and cash equivalents	$32,432	$56,882
Marketable securities - available-for-sale debt securities	285,512	311,335
Total Liquidity	$317,944	$368,217

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its assessment of overall liquidity, financial flexibility, capital structure and leverage.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended
	March 31,
	2021	2020
Revenue	$434	$761
Operating expenses
Research and development	(24,506)	(21,264)
General and administrative	(13,817)	(9,261)
Total operating expenses	(38,323)	(30,525)
Operating loss	(37,889)	(29,764)
Interest income	425	730
Other (expense) income, net	(1)	937
Loss before income taxes	(37,465)	(28,097)
Income taxes	(298)	(70)
Net loss attributable to ordinary shareholders	$(37,763)	$(28,167)

Net loss per ordinary share
Basic and diluted	$(0.04)	$(0.04)

Weighted average shares outstanding:
Basic and diluted	931,088,810	739,753,371

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except share data)

	March 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$32,432	$56,882
Marketable securities - available-for-sale debt securities	285,512	311,335
Other current assets and prepaid expenses	41,349	29,935
Total current assets	359,293	398,152

Restricted cash	4,604	4,602
Operating lease right-of-use assets, net of accumulated amortization	18,326	18,880
Property, plant and equipment, net of accumulated depreciation of $32,703 (2020: $31,097)	27,739	27,778
Intangibles, net of accumulated amortization	1,619	1,730
Total assets	$411,581	$451,142

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,116	$6,389
Operating lease liabilities, current	2,845	2,773
Accrued expenses and other accrued liabilities	22,263	27,079
Deferred revenue, current	2,083	2,832
Total current liabilities	31,307	39,073

Operating lease liabilities, non-current	19,897	20,938
Deferred revenue, non-current	50,565	49,260
Other liabilities, non-current	655	644
Total liabilities	102,424	109,915

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 1,038,249,630 authorized and 932,817,168 issued and outstanding (2020: 1,038,249,630 authorized and 928,754,958 issued and outstanding)	1,331	1,325
Additional paid in capital	941,569	935,706
Accumulated other comprehensive loss	(10,224)	(10,048)
Accumulated deficit	(623,519)	(585,756)
Total stockholders' equity	309,157	341,227

Total liabilities and stockholders’ equity	$411,581	$451,142

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Three months ended
	March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(37,763)	$(28,167)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,436	1,711
Share-based compensation expense	5,334	1,448
Unrealized foreign exchange losses (gains)	1,249	(1,745)
Amortization on available-for-sale debt securities	1,499	150
Other	1,299	175
Changes in operating assets and liabilities:
Increase in receivables and other operating assets	(11,155)	(3,193)
Increase in non-current operating assets	—	(259)
Decrease in payables and other current liabilities	(8,601)	(2,708)
Increase in deferred revenue	162	49,445
Net cash (used in) provided by operating activities	(46,540)	16,857

Cash flows from investing activities
Acquisition of property, plant and equipment	(1,152)	(192)
Acquisition of intangibles	(133)	(152)
Maturity or redemption of marketable securities	84,646	26,364
Investment in marketable securities	(61,599)	(97,967)
Net cash provided by (used in) investing activities	21,762	(71,947)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	90,550
Proceeds from exercise of stock options	534	894
Net cash provided by financing activities	534	91,444

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(204)	(502)
Net (decrease) increase in cash, cash equivalents and restricted cash	(24,448)	35,852
Cash, cash equivalents and restricted cash at start of period	61,484	54,908
Cash, cash equivalents and restricted cash at end of period	$37,036	$90,760

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com